UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

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☐	Soliciting Material Pursuant to § 240.14a-12
Innovate Biopharmaceuticals, Inc.
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Innovate Biopharmaceuticals, Inc.
8480 Honeycutt Road, Suite 120
Raleigh, North Carolina 27615
(919) 485-8080

April 26, 2019
Dear Stockholder:
It is my pleasure to invite you to the 2019 Annual Meeting of Stockholders of Innovate Biopharmaceuticals, Inc. The meeting will be held on Friday, May 31, 2019, at 11:00 a.m. Eastern Time at 150 Fayetteville Street, Suite 2300, Raleigh, NC 27601. At the meeting, you will be asked to vote on the matters set forth in our 2019 Proxy Statement and the accompanying notice of the Annual Meeting, including the election of two nominees recommended by our board of directors for election to our board.
Your board of directors unanimously recommends that you vote “FOR” each of the proposals set forth in our 2019 Proxy Statement and the accompanying notice of the Annual Meeting.
All stockholders are invited to attend the meeting in person, and we hope you will be able to attend the meeting. Only stockholders of record at the close of business on April 4, 2019, are entitled to vote at the meeting. Whether or not you plan to attend the meeting personally, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. Your vote is important, and we urge you to vote as promptly as possible to ensure your shares are represented at the meeting, by casting your vote through the Internet, by telephone or by mail as described in your proxy card, in advance of the meeting. Instructions on how to vote are found in the section entitled “How do I vote?” starting on page 8 of the Proxy Statement.

Sincerely,

/s/ Sandeep Laumas, M.D.
Sandeep Laumas, M.D.
Chief Executive Officer

INNOVATE BIOPHARMACEUTICALS, INC.
8480 Honeycutt Road, Suite 120
Raleigh, NC 27615
(919) 275-1933
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 31, 2019
Dear Stockholder:
You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Innovate Biopharmaceuticals, Inc., a Delaware corporation (the “Company”). The meeting will be held on Friday, May 31, 2019, at 11:00 a.m. Eastern Time at 150 Fayetteville Street, Suite 2300, Raleigh, NC 27601, to consider and vote upon the following matters and to transact such other business as may be properly brought before the meeting or adjournment or postponement thereof:

1.
Elect two Class I directors to serve a three-year term expiring at the 2022 Annual Meeting of Stockholders, and until such director’s successor is elected and qualified, or until his earlier death, resignation or removal;

2.	Ratification of the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.
These items of business are more fully described in the Proxy Statement accompanying this Notice. The board of directors unanimously recommends that you vote “FOR” the election of the director nominees listed in the accompanying Proxy Statement and “FOR” ratification of the appointment of Mayer Hoffman McCann P.C. as the independent registered public accounting firm.
The record date for the 2019 Annual Meeting of Stockholders is April 4, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. Whether or not you expect to attend the Annual Meeting, it is important that your shares be represented and voted. Please complete, date, sign and return the proxy card enclosed with these materials, or vote over the telephone or over the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Only stockholders and authorized guests of the Company may attend the meeting, and all attendees will be required to show a valid form of ID (such as a government-issued form of photo identification). Please note, however, that, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder. Instructions on how to vote are found in the section entitled “How Do I Vote” starting on page 8 of the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on
May 31, 2019, at 11:00 a.m. Eastern Time at
150 Fayetteville Street, Suite 2300, Raleigh, NC 27601
The Proxy Statement, Notice of Annual Meeting of Stockholders and 2018 Annual Report are available at
http://www.viewproxy.com/innovatebiopharma/2019

By Order of the Board of Directors

/s/ Sandeep Laumas, M.D.
Sandeep Laumas, M.D.
Chief Executive Officer
Raleigh, North Carolina
April 26, 2019

INNOVATE BIOPHARMACEUTICALS, INC.
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 31, 2019

BACKGROUND
Merger of Monster Digital, Inc. and Innovate Biopharmaceuticals Inc.
Monster Digital, Inc. (“Monster”) was incorporated in Delaware in November 2010 under the name “WRASP 35, Inc.” and later changed its name to Monster Digital, Inc. On July 13, 2016, Monster completed an initial public offering of common stock and began trading on the Nasdaq Capital Market.
On January 29, 2018, Monster completed a reverse recapitalization with privately held Innovate Biopharmaceuticals Inc. (“Private Innovate”), in accordance with the terms of an Agreement and Plan of Merger and Reorganization, dated July 3, 2017, as amended (the “Merger Agreement”), by and among Monster, a wholly owned subsidiary of Monster (“Merger Sub”) and Private Innovate (which in connection with the transaction was renamed IB Pharmaceuticals Inc. (“IB Pharmaceuticals”)). Pursuant to the Merger Agreement, Merger Sub was merged with and into IB Pharmaceuticals, with IB Pharmaceuticals surviving the merger as our wholly owned subsidiary (the “Merger”). Immediately following the completion of the Merger, we changed our name to Innovate Biopharmaceuticals, Inc. (“Innovate”), and on February 1, 2018, our common stock began trading on the Nasdaq Capital Market under the new ticker symbol “INNT.”
In the Merger, former Private Innovate security holders received approximately 94% of our fully diluted common stock, and former Monster security holders were left with approximately 6% of our fully diluted common stock. In connection with the Merger, our board of directors was replaced by new directors selected by Private Innovate, and all members of Private Innovate’s management team were installed as our new management team.
On January 29, 2018, prior to the Merger, accredited investors purchased shares of common stock of Private Innovate in a private placement for gross proceeds of approximately $18.1 million, or $16.5 million, net of approximately $1.6 million in placement agent fees and expenses (the “Equity Issuance”).
Unless otherwise indicated, all references in this proxy statement to “Innovate,” “the Company,” “we,” “our,” and “us” refer to Innovate Biopharmaceuticals, Inc. as of and following the closing of the Merger and, where applicable, to the business of Private Innovate prior to the Merger, and all references to “Monster” refer to Monster Digital, Inc. and the business of Monster Digital, Inc. prior to the closing of the Merger.
JOBS Act Explanatory Note
We are an “emerging growth company” under applicable federal securities laws and are therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) December 31, 2021, (ii) the last day of the fiscal year in which our annual gross revenues of $1.07 billion or more, (iii) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities or (iv) the date on which we are deemed to be a “large accelerated filer” as defined in the Exchange Act.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
The board of directors of Innovate Biopharmaceuticals, Inc. is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. On or about April 26, 2019, we will mail the proxy materials to all stockholders entitled to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return a proxy card, or follow the instructions below to submit your proxy over the Internet or the telephone. Additional information on how you may vote can be found below under “How do I vote?”
How do I attend the Annual Meeting?
The Annual Meeting will be held on May 31, 2019, at 11:00 a.m. Eastern Time at 150 Fayetteville Street, Suite 2300, Raleigh, NC 27601. Information regarding directions to the Annual Meeting may be found at the end of this proxy statement. Information on how to vote in person at the Annual Meeting is provided below. Only stockholders and authorized guests of the Company may attend the meeting, and all attendees will be required to show a valid form of ID (such as a government-issued form of photo identification). If you hold your shares in street name (i.e., through a bank or broker), you must also provide proof of share ownership, such as a letter from your bank or broker or a recent brokerage statement.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 4, 2019, will be entitled to vote at the Annual Meeting. On this record date, there were 31,065,602 shares of our common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 4, 2019, your shares were registered directly in your name with Innovate’s transfer agent, Corporate Stock Transfer, Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or over the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 4, 2019, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and these materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting in person. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are two matters scheduled for a vote:

•
Election of two Class I directors to serve a three-year term expiring at the 2022 Annual Meeting of Stockholders and until such director’s successor is elected and qualified, or until his earlier death, resignation or removal; and

•	Ratification of the appointment of Mayer Hoffman McCann P.C. as the independent registered public accounting firm of Innovate Biopharmaceuticals, Inc. for the fiscal year ending December 31, 2019.

What if another matter is properly brought before the Annual Meeting?
Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to our board of directors or you may “Withhold” your vote for any nominee you specify. For the other matters to be voted on, you may vote “For” or “Against” or you may abstain from voting, by checking the related box. The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the proxy card enclosed with your mailed proxy materials, vote over the telephone or vote over the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting with proper ID, and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the proxy card (which is enclosed in your mailed proxy materials), and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free at (866) 804-9616 using a touch-tone telephone and follow the recorded instructions. You will be asked to provide the control number enclosed with your proxy materials. Your telephone vote must be received by 11:59 p.m. Eastern Time on May 30, 2019, to be counted.

•
To vote over the Internet, go to http://www.AALvote.com/INNT to complete an electronic proxy card. You will be asked to provide the control number enclosed with your proxy materials. Your Internet vote must be received by 11:59 p.m. Eastern Time on May 30, 2019, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with your proxy materials containing voting instructions from that organization rather than from Innovate. Simply complete and mail the voting instruction form or follow the voting instructions in the proxy materials to ensure that your vote is counted. Alternatively, you may vote over the Internet or telephone as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with your mailed proxy materials, or contact your broker or bank, to request a proxy form.
We provide Internet and telephone proxy voting to allow you to vote your shares with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your use of the Internet or telephone, such as usage charges from Internet or telephone providers.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 4, 2019.

What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, over the Internet, over the telephone or in person at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (the “NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine matters” are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation and certain corporate governance proposals, such as certificate of incorporation amendments, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted “FOR” the election of the director nominees listed in this proxy statement and “FOR” ratification of the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, over the telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We also will reimburse brokerage firms, banks, nominees and other persons holding shares for others for the cost of forwarding proxy materials to beneficial owners and obtaining their proxies.
What does it mean if I receive more than one set of proxy materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy over the telephone or over the Internet.

•
You may send a timely written notice that you are revoking your proxy to Innovate’s Corporate Secretary at Innovate Biopharmaceuticals, Inc., Attn: Corporate Secretary, 8480 Honeycutt Road, Suite 120, Raleigh, NC 27615. A revocation must be received no later than the beginning of voting at the Annual Meeting.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy received before the beginning of voting is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank, custodian or other nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These un-voted shares are counted as “broker non-votes.”
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. Under our Bylaws, a quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. Abstentions and (because there is at least one “routine” matter to be voted on at the Annual Meeting) broker non-votes will also be considered present for purposes of determining the existence of a quorum. On the record date, there were 31,065,602 shares outstanding and entitled to vote. Thus, the holders of 15,532,802 shares must be present in person or represented by proxy at the meeting to have a quorum.
How many votes are needed to approve each proposal?
Votes will be counted by the inspector of elections appointed for the Annual Meeting, who will separately count votes “For” and “Against,” abstentions or withheld votes, and, if applicable, broker non-votes. Votes withheld and broker non-votes with respect to Proposals 1 and 2 will have no effect and will not be counted for the purposes of the vote.
The following table describes the voting requirements for each proposal, including the vote required to approve each proposal and the effect that abstentions or broker non-votes will have on the outcome of the proposal:

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of directors	Nominees receiving the most “For” votes (plurality voting)	Withheld votes will have no effect	None
2	Ratification of the selection of Mayer Hoffman McCann P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.	“For” votes from the holders of a majority of the votes cast at the meeting	None	None
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.

Where can I find more information about Innovate?
We file periodic reports with the SEC pursuant to Section 15(d) of the Securities Exchange Act of 1934. Our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports and other information regarding issuers that file electronically. Our filings with the SEC are also available without charge on our website (http://www.innovatebiopharma.com) as soon as reasonably practicable after filing. Further, the reports filed with the SEC may be inspected without charge at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for further information on the Public Reference Room.
Who should I contact if I have questions or need assistance voting?
If you have any questions or need assistance with voting, please contact our Corporate Secretary at Innovate Biopharmaceuticals, Inc. Attn: Corporate Secretary, 8480 Honeycutt Road, Suite 120, Raleigh, NC 27615, or contact her at (919) 275-1933.

PROPOSAL 1
ELECTION OF DIRECTORS

Our board of directors is divided into three classes for future elections. Each class will consist, as nearly as possible, of one-third of the total number of directors, and except for a transition period, each class will have a three-year term. For a transition period necessary to fully implement the staggered three-year terms, the initial term for Class I directors will expire at the Annual Meeting of stockholders in 2019; the initial term for Class II directors will expire at the Annual Meeting of stockholders in 2020; and the initial term for Class III directors will expire at the Annual Meeting of stockholders in 2021. After such transition period, each class will be elected for a three-year term. At the recommendation of our nominating and corporate governance committee, our board of directors proposes that both of the Class I nominees below be elected as a Class I director for a three-year term expiring at the 2022 Annual Meeting of Stockholders and until such director’s successor is elected and qualified, or until his earlier death, resignation or removal.
Information about our directors, including the nominees, their ages as of April 4, 2019, occupations and length of board service are provided in the tables below. Additional biographical descriptions are set forth in the text below the tables and include the primary individual experience, qualifications, attributes and skills of each director that led to the conclusion that such director should serve as a member of our board of directors at this time.
Nominees for Election to the Board of Directors at the Annual Meeting
Our Class I directors are standing for re-election.

Name of Director/Nominee	Age	Position	Director Since
Lorin K. Johnson, Ph.D. (1)(2)(3)	66	Class I Director	2018
Roy Proujansky, M.D.	62	Class I Director	2018

(1)	Member of the audit committee

(2)	Member of the compensation committee

(3)	Member of the nominating and corporate governance committee
Lorin K. Johnson, Ph.D.  Dr. Johnson joined our board of directors in January 2018. He is the founder and Chief Scientist of Glycyx PharmaVentures Ltd., a biopharma investment and development company. In 1989, he co-founded Salix Pharmaceuticals, Inc. (Nasdaq: SLXP), a specialty pharmaceutical company, and held senior leadership positions prior to its $15.8 billion acquisition by Valeant Pharmaceuticals International, Inc. (NYSEA: VRX) in April 2015. Prior to Salix, Dr. Johnson served as Director of Scientific Operations and Chief Scientist at Scios, Inc. (formerly California Biotechnology, Inc). He is a board member of Glycyx MOR, LTD and Kinisi Therapeutics, Ltd., both GI specialty pharma companies based on the Isle of Man, Intact Inc., a GI specialty drug delivery company based in Belmont, CA and Tumour Trace Ltd, a cancer diagnostic company based in Nottingham, UK. In addition to his career in industry, Dr. Johnson has served as an Assistant Professor of Pathology at Stanford University Medical Center and held academic positions at Stanford University School of Medicine and the University of California, San Francisco. He is the co-author of 75 journal articles and book chapters and is the co-inventor on 22 issued patents. Dr. Johnson holds a Ph.D. from the University of Southern California and was a Postdoctoral Fellow at the University of California, San Francisco.
We believe that Dr. Johnson’s extensive experience in the pharmaceutical and life science industries, both as an executive and investor, qualifies him to serve on our board of directors.
Roy Proujansky, M.D. Dr. Proujansky joined our board of directors in January 2018. He is a pediatric gastroenterologist who since July 2013 has served as the Executive Vice President and Chief Executive of Delaware Valley Operations (DuPont Hospital for Children) for the Nemours Children’s Health System, a non-profit children’s health organization. Before his current position, Dr. Proujansky served as Executive Vice President for Patient Operations and Chief

Operating Officer of Nemours from 2006 to July 2013. From 2000 to 2006, Dr. Proujansky was the Robert L. Brent Professor and Chairman of Pediatrics and Associate Dean for Jefferson Medical College at Thomas Jefferson University. Additionally, from 1998 to 2015, Dr. Proujansky was the co-director or direct supervisor of Nemours Research Programs and has authored 47 original publications and book chapters in the field of pediatric gastroenterology. Dr. Proujansky received an M.D. from Northwestern University, an M.B.A. from the University of Massachusetts at Amherst and a B.S. in Medical Science from Northwestern University.
We believe Dr. Proujansky’s extensive knowledge and experience in the field of pediatric gastroenterology qualifies him to serve on our board of directors.

Continuing Directors

Director	Age	Class	Initial Term
Anthony E. Maida III, Ph.D., M.A., M.B.A.	67	Class II	2020 Annual Meeting of Stockholders
Saira Ramasastry, M.S., M. Phil.	43	Class II	2020 Annual Meeting of Stockholders
Jay Madan, M.S.	53	Class III	2021 Annual Meeting of Stockholders
Sandeep Laumas, M.D.	51	Class III	2021 Annual Meeting of Stockholders
Anthony E. Maida III, Ph.D., M.A., M.B.A.  Dr. Maida joined our board of directors in January 2018 and serves as the chair of the audit committee and is a member of the compensation committee and the nominating and corporate governance committee. He has wide experience in the biotechnology industry for more than two decades serving as a CEO, member of the board of directors and working with biotechnology investors. From 1992 to September of 1999, Dr. Maida was President and Chief Executive Officer of Jenner Biotherapies, Inc., an immunotherapy company. From 1997 through 2010, Dr. Maida served as Chairman, Founder and Director of BioConsul Drug Development Corporation and Principal of Anthony Maida Consulting International, advising pharmaceutical and investment firms, in the clinical development of therapeutic products and product/company acquisitions. From June 2009 through June 2010, Dr. Maida served as Vice President of Clinical Research and General Manager, Oncology, Worldwide for PharmaNet, Inc., a clinical research organization. Since June 2010, Dr. Maida has served as Senior Vice President, Clinical Research for Northwest Biotherapeutics, Inc., a cancer vaccine company focused on therapy for patients with glioblastoma multiforme and prostate cancer. Dr. Maida has served in a number of executive roles, including President and CEO of Replicon NeuroTherapeutics, Inc. Dr. Maida is currently a member of the board of directors and audit chair of Spectrum Pharmaceuticals, Inc. (Nasdaq GS: SPPI) and Vitality Biopharma, Inc. (OTCQB: VBIO) and was formerly a member of the Board of Directors and audit chair of OncoSec Medical Inc. (OTCQB: ONCS). Dr. Maida holds a B.A. in Biology and History, an M.B.A., an M.A. in Toxicology and a Ph.D. in Immunology. He is a member of the American Society of Clinical Oncology, the American Association for Cancer Research, the Society of Neuro-Oncology, the International Society for Biological Therapy of Cancer and the American Chemical Society.
We believe that Dr. Maida’s extensive experience as an executive at various biotechnology and biopharmaceutical companies as well as his service on private and public company boards qualifies him to serve on our board of directors.
Saira Ramasastry, M.S., M. Phil. Ms. Ramasastry has served as a member of our board of directors since June 2018 and serves as the chair of the compensation committee and is a member of the audit committee and the nominating and corporate governance committee. Since April 2009, she has served as Managing Partner of Life Sciences Advisory, LLC, a company that she founded to provide strategic advice, business development solutions and innovative financing strategies for the life science industry. From August 1999 to March 2009, Ms. Ramasastry was an investment banker with Merrill Lynch & Co., Inc. where she helped establish the biotechnology practice and was responsible for origination of mergers and acquisitions, strategic and capital markets transactions. Prior to joining Merrill Lynch she served as a financial analyst in the mergers and acquisitions group at Wasserstein Perella & Co., an investment banking firm, from July 1997 to September 1998. Ms. Ramasastry currently serves on the board of directors of Sangamo Therapeutics Inc. (Nasdaq: SGMO), Cassava Sciences, Inc. (Nasdaq: SAVA), Glenmark Pharmaceuticals, Ltd., and Elevian, Inc., biotechnology companies, on the Industry Advisory Board of the Michael J. Fox Foundation for Parkinson’s Research, and as business and sustainability lead for the European Prevention of Alzheimer’s Dementia consortium. Ms. Ramasastry received her B.A. in economics with honors and distinction and an M.S. in management science and engineering from Stanford University, as well as an M. Phil. in management studies from the University of Cambridge where she is a guest lecturer for the Bioscience Enterprise Programme and serves on the Cambridge Judge Business School Advisory Council. Ms. Ramasastry is also a Health Innovator Fellow of the Aspen Institute and a member of the Aspen Global Leadership Network.

We believe that Ms. Ramasastry’s experience in the life science industry as well as her experience on public company boards qualifies her to serve on our board of directors.
Sandeep Laumas, M.D.  Dr. Laumas was appointed as Chief Executive Officer in February 2019. Previously, Dr. Laumas served as executive chairman since joining Private Innovate in 2014. Dr. Laumas began his career at Goldman Sachs & Co. in 1996 as an equity analyst in the healthcare investment banking division working on mergers, acquisitions and corporate finance transactions before transitioning to the healthcare equity research division. After leaving Goldman Sachs in 2000, Dr. Laumas moved to the buy side as an analyst at Balyasny Asset Management from 2001 to 2003. Dr. Laumas was a Managing Director of North Sound Capital from 2003 to 2007, where he was responsible for the global healthcare investment portfolio. In August 2007, Dr. Laumas founded Bearing Circle Capital, an investment vehicle, and has served as its Managing Director since such time. From February 2011 to 2012 he was a member of the board of directors of Super Religare Laboratories Limited, Southeast Asia’s largest clinical laboratory service company. Dr. Laumas serves as an independent director on the board of directors of Bioxcel Therapeutics, Inc. (Nasdaq: BTAI) and also served as a Director of Parkway Holdings Ltd. (acquired by IHH Healthcare for $3 Billion: Singapore: IHH) from May through August 2010. Dr. Laumas received his A.B. in Chemistry from Cornell University in 1990, M.D. from Albany Medical College in 1995 with a research gap year at the Dana-Farber Cancer Institute and completed his medical internship in 1996 from the Yale University School of Medicine.
We believe that Dr. Laumas’s prior board service and years of experience investing in the healthcare industry qualifies Dr. Laumas to serve on our board of directors.
Jay P. Madan, M.S.  Mr. Madan founded Private Innovate in 2012 and began serving as its president and as a member of its board of directors at such time. Upon completion of the Merger, he became president and a member of the board of directors of Innovate Biopharmaceuticals, Inc. In March 2018, Mr. Madan was appointed as our chief business officer and serves as our Interim Principal Financial Officer and Interim Principal Accounting Officer. Prior to founding Private Innovate, Mr. Madan was an independent contractor advising multiple life sciences companies, including Reliance Life Sciences, Millipore, Baxter, Dade Behring and Goodwin. This experience in working across multiple teams led him to develop a global network of healthcare professionals. From July 2007 to November 2008, Mr. Madan served as the VP of Business Development at Reliance Biopharmaceuticals Pvt. Ltd., a part of Reliance Industries Ltd., India’s largest conglomerate. While at Reliance and Goodwin, Mr. Madan was focused on the development of their contract manufacturing businesses. Mr. Madan holds a Bachelor of Science degree in Chemical Engineering from University of Mumbai and an M.S. in Chemical Engineering from Washington State University.
We believe that Mr. Madan’s role as a co-founder of Innovate and extensive experience in the life sciences and biotech industries qualifies him to serve on our board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” EACH NAMED NOMINEE.

CORPORATE GOVERNANCE MATTERS
Board Leadership Structure
Our board of directors does not have a policy regarding the separation of the roles of chief executive officer and chairman of the board. Our board of directors believes that it is in the best interests of our organization to make that determination from time to time based on the position and the direction of our organization and the membership of our board of directors. Currently, our executive chairman of the board of directors is also our chief executive officer. Our board of directors views this arrangement as also providing an efficient connection between our management and board of directors, enabling our board to obtain information pertaining to operational matters expeditiously and enabling our executive chairman to bring areas of concern before the board in a timely manner.
Role of Board in Risk Oversight
The audit committee of our board of directors is primarily responsible for overseeing our risk management on behalf of our board. The audit committee receives reports from management on a regular basis regarding our assessment of risks. In addition, the audit committee reports regularly to our board, which also considers our risk profile. The audit committee and our board of directors focus on the most significant risks we face and our general risk-management strategies. While our board, through our audit committee, oversees our risk management, management is responsible for day-to-day risk-management processes.
Each committee of our board of directors meets in executive session with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. Our audit committee oversees management of financial risks. Our compensation committee oversees the management of risks related to our executive compensation plans and arrangements. Our nominating and corporate governance committee manages risks associated with the independence of our board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks.
Independence of Directors
Our common stock is listed on The Nasdaq Capital Market. Under Nasdaq rules, independent directors must comprise a majority of our board of directors, and each member of our audit committee, compensation committee and nominating and corporate governance committee must be independent. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of a company’s audit committee, the company’s board of directors or any other board committee, (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.
Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of Lorin K. Johnson, Ph.D., Anthony E. Maida, III, Ph.D., M.A., M.B.A., Roy Proujansky, M.D., and Saira Ramasastry, M.S., M. Phil., does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under applicable Nasdaq rules. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Our board of directors also determined that each of Anthony E. Maida, III, Ph.D., M.A., M.B.A., Lorin K. Johnson, Ph.D. and Saira Ramasastry, M.S., M. Phil., the three members of our audit committee, satisfies the independence standards for the audit committee established by applicable Nasdaq rules and SEC Rule 10A-3.
Our board of directors has determined that each of Saira Ramasastry, M.S., M. Phil., Lorin K. Johnson, Ph.D. and Anthony E. Maida III, Ph.D., M.A., M.B.A., the three current members of each of our compensation committee and our nominating and corporate governance committee, is independent within the meaning of applicable Nasdaq rules.
Board Committees
As described above, our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each of our audit, compensation and nominating and corporate governance committees are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each of these committees is governed by a formal written charter approved by our board, and a copy of each such charter is available on our website at: http://ir.innovatebiopharma.com/corporate-governance/highlights. However, the reference to our website does not constitute incorporation by reference of the information contained on or available through our website, and you should not consider it to be a part of this proxy statement.
Audit Committee
Our audit committee consists of Anthony E. Maida, III, Ph.D., M.A., M.B.A., Lorin K. Johnson, Ph.D., and Saira Ramasastry, M.A., M. Phil. The audit committee met five times during 2018. The chair of our audit committee is Dr. Maida. Our board of directors has determined that Dr. Maida is an “audit committee financial expert,” as that term is defined by the SEC rules implementing Section 407 of the Sarbanes-Oxley Act, and possesses financial sophistication, as defined under applicable Nasdaq rules. Our board of directors has also determined that each member of our audit committee can read and understand fundamental financial statements in accordance with applicable SEC and Nasdaq rules. To arrive at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of his or her experience in the corporate finance sector.
The responsibilities of our audit committee include:

•
selecting and retaining, compensating, overseeing and, if necessary, terminating the independent registered public accounting firm with respect to its performance of audit services and any permissible non-audit services;

•	pre-approving all audit and permitted non-audit and tax services provided by any independent registered public accounting firm;

•
reviewing and discussing with the independent registered public accounting firm critical accounting policies and practices, alternative treatments of financial information and other material written communications;

•
reviewing and discussing with the independent registered public accounting firm and management our annual financial statements and, following completion of the audit, reviewing separately with the independent registered public accounting firm and management any problems or difficulties encountered during the audit;

•	recommending that the audited financial statements be included in our Form 10-K and producing the Audit Committee Report required to be included in our proxy statement;

•
reviewing any other relevant reports or other financial information prepared by management and directing the independent registered public accounting firm to use its best efforts to perform all review of interim financial information prior to our disclosure of such financial information;

•	coordinating our board of directors’ oversight of our internal control over financial reporting and disclosure controls and procedures;

•	discussing our policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which our exposure to risk is handled;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding (i) accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•
reviewing and approving, or making recommendations to our board of directors regarding, our policies and procedures for reviewing and approving or ratifying related person transactions, and reviewing, approving and overseeing any related person transactions;

•	monitoring compliance with our Code of Ethics and Business Conduct; and

•	performing an annual review and evaluation of the performance of the audit committee and an annual review of its charter.
Compensation Committee
Our compensation committee consists of Saira Ramasastry, M.S., M. Phil., Anthony E. Maida, III, Ph.D., M.A., M.B.A. and Lorin K. Johnson, Ph.D. The compensation committee met two times during 2018. The chair of our compensation committee is Ms. Ramasastry.
The responsibilities of our compensation committee include:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our chief executive officer and all other executive officers;

•	periodically reviewing and making recommendations to our board of directors with respect to director compensation;

•	reviewing and approving, or recommending that our board of directors approve, incentive compensation plans and equity-based plans;

•
if required, reviewing and discussing with management our “Compensation Discussion and Analysis,” recommending that such disclosure be included in our Form 10-K or proxy statement and producing the Compensation Committee Report on executive officer compensation to be included in our Form 10-K or proxy statement;

•
reviewing and approving, or making recommendations to our board of directors regarding, any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for our chief executive officer and other executive officers;

•	overseeing the management of risks relating to our executive compensation plans and arrangements; and

•	performing an annual review and evaluation of the performance of the compensation committee and an annual review of its charter.
Our compensation committee reviews and approves, or recommends for our board’s approval, the compensation of our chief executive officer and our other executive officers. Our compensation committee meets without the presence of executive officers when approving or deliberating on the compensation of our chief executive officer but may, in its discretion, invite our chief executive officer to be present during the approval of, or deliberations with respect to, compensation for our other executive officers. Our compensation committee also periodically reviews and makes recommendations to our board of directors regarding the compensation of our directors. Our compensation committee may form and delegate authority to one or more subcommittees as it deems appropriate from time to time.
Our compensation committee has the authority, in its sole discretion, to retain or obtain the advice of such compensation consultants, legal counsel or other advisors as it deems necessary or appropriate. Our compensation committee has not engaged any external compensation consultants.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Lorin K. Johnson, Ph.D., Anthony E. Maida, III, Ph.D., M.A., M.B.A and Saira Ramasastry, M.S., M. Phil. The nominating and corporate governance committee met four times during 2018. The chair of our nominating and corporate governance committee is Dr. Johnson.
The responsibilities of our nominating and corporate governance committee include:

•	identifying and screening individuals qualified to become members of our board of directors;

•	recommending the number of members that shall serve on our board of directors;

•	evaluating and reviewing the qualifications and independence of existing and prospective directors;

•	selecting and approving the director nominees to be submitted to a stockholder vote at our Annual Meeting of stockholders;

•	developing and recommending corporate governance guidelines to our board of directors;

•	periodically reviewing our board of directors’ leadership structure;

•	overseeing the review by our board of directors, from time to time, of succession planning for senior executives;

•	overseeing the evaluation of our board of directors and its committees; and

•	performing an annual review and evaluation of the performance of our nominating and corporate governance committee and an annual review of its charter.
Our nominating and corporate governance committee identifies persons as candidates to serve on the board of directors and selects, or recommends that our board of directors select, the nominees for all directorships to be filled by our board of directors or by our stockholders at an annual or special meeting. In evaluating the suitability of individual candidates, our nominating and corporate governance committee may take into account many factors, including, among others, personal and professional integrity, ethics and values, experience in corporate management, strong finance experience, practical and mature business judgment, experience relevant to our industry, experience as a board member or executive officer of another publicly held company, relevant academic expertise or other proficiency in an area of our operations, diversity of expertise and experience in substantive matters pertaining to our business relative to other board members and diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience. Neither our board of directors nor our nominating and corporate governance committee has developed a policy with respect to diversity in identifying nominees for director, other than to consider diversity when assessing nominees. Our nominating and corporate governance committee evaluates each person in the context of our board of directors as a whole, with the objective of assembling a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience in these various areas.
Our nominating and corporate governance committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholder recommendations should be submitted to us under the procedures discussed in “Stockholder Communications with the Board,” and should include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information and a description of the proposed nominee’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Board Meetings and Attendance
Our board of directors meets throughout the year on a set schedule and also holds special meetings and act by written consent from time to time. During 2018, the board of directors held seven meetings and each director attended at least 75% of the aggregate total number of meetings held by the board of directors and each committee on which he or she served during the period each director was appointed during 2018. Additionally, 100% of the board of directors attended the Annual Meeting of Stockholders held on December 4, 2018, which included approximately 71% attendance telephonically. We do not have a stated policy regarding director attendance at annual stockholder meetings, but strongly encourage our directors to attend each such meeting.
Stockholder Communications with the Board
Stockholders who wish to communicate with our board of directors may do so by sending written communications to our Corporate Secretary addressed as follows: Innovate Biopharmaceuticals, Inc., Attn: Corporate Secretary, 8480 Honeycutt Road, Suite 120, Raleigh, NC 27615. The communications will be reviewed by the Corporate Secretary. Our Corporate Secretary will forward such communication to the board or to any individual director to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case our Corporate Secretary shall discard the communication.
Code of Ethics and Business Conduct
We have adopted a Code of Ethics and Business Conduct that applies to our directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and other employees. Our Code of Ethics and Business Conduct is available on the “Corporate Governance” page of the “Investors” section of our website, which may be accessed by navigating to http://ir.innovatebiopharma.com/corporate-governance/highlights. We intend to post on our website and (if required) file on Form 8-K all disclosures that are required by applicable law, the rules of the SEC or the Nasdaq listing standard, concerning any amendment to, or waiver from, our Code of Ethics and Business Conduct. However, the reference to our website does not constitute incorporation by reference of the information contained on or available through our website, and you should not consider it to be a part of this proxy statement.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has selected Mayer Hoffman McCann P.C. (“MHM”) as our independent registered public accounting firm for the fiscal year ending December 31, 2019, and has further directed that we submit our audit committee’s selection of MHM as our independent registered public accounting firm for ratification by our stockholders at the Annual Meeting. MHM audited the financial statements of Innovate for the year ended December 31, 2018. Representatives of MHM are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of MHM as the Company’s independent registered public accounting firm. However, we are submitting the selection of MHM to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, our audit committee will reconsider the retention of MHM. Even if the selection is ratified, our audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of Innovate and its stockholders.
Change in Independent Auditor
On February 23, 2018, the audit committee of our board of directors approved (i) the retention of MHM to audit the financial statements of Private Innovate as of and for the fiscal year ended December 31, 2017 and with respect to the quarterly review procedures for the Company’s quarterly financial statements for the quarters ending March 31, 2018, June 30, 2018, and September 30, 2018, and (ii) the dismissal of CohnReznick, which was then serving as the independent registered public accounting firm of Monster, upon completion of its audit of the Company’s financial statements as of and for the fiscal year ended December 31, 2017 and the issuance of its report thereon.
The report of CohnReznick on Monster’s consolidated financial statements for the year ended December 31, 2017 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, but included an explanatory paragraph that noted there was substantial doubt about Monster’s ability to continue as a going concern.
During the fiscal year ended December 31, 2017 and the subsequent interim period through the date of dismissal, there were no (i) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with CohnReznick on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement if not resolved to the satisfaction of CohnReznick would have caused CohnReznick to make reference thereto in its reports on the consolidated financial statements for such year, or (ii) reportable events (as described in Item 304(a)(1)(v) of Regulation S-K). As disclosed in the Company’s periodic filings, the Company’s management determined that the Company had a material weakness in its internal control over financial reporting as of December 31, 2017, September 30, 2017, June 30, 2017, March 31, 2017, relating to the design and operation of its closing and financial reporting processes due to lack of appropriate resources with the appropriate level of experience and technical expertise to oversee the Company’s closing and financial reporting processes. CohnReznick was not required to provide an attestation report on the effectiveness of the Company’s internal control over financial reporting and was not engaged to perform an audit of the Company’s internal control over financial reporting.
During the fiscal year ended December 31, 2017 and the subsequent interim period through the date of appointment, neither the Company nor anyone on its behalf consulted with MHM regarding either (i) the application of accounting principles to a specific transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that MHM concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Principal Accountant Fees and Services
The following table represents aggregate fees billed to Innovate for the fiscal years ended December 31, 2018, and December 31, 2017, by MHM, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2018.

	Fiscal Year Ended
	2018	2017
	(in thousands)
Audit Fees (1)	$347	$—
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$347	$—

(1)
Audit fees consist of fees billed for the professional services rendered to the Company for the audit of the Company’s annual financial statements for the year ended December 31, 2018, reviews of the quarterly financial statements during the period, the issuance of consent and comfort letters in connection with registration statement filings, and all other services that are normally provided by the accounting firm in connection with statutory and regulatory filings and engagements.

All fees described above were approved by our audit committee.
The following table represents aggregate fees billed to Monster for the fiscal years ended December 31, 2018 and 2017, by CohnReznick, Monster's independent registered public accounting firm for the fiscal year ended December 31, 2017.

	Fiscal Year Ended
	2018	2017
	(in thousands)
Audit Fees (2)	$—	$191
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$—	$191

(2)
Audit fees consist of fees billed for the professional services rendered to Monster for the audit of Monster’s annual financial statements for the year ended December 31, 2017, reviews of the quarterly financial statements during the period, the issuance of consent and comfort letters in connection with registration statement filings, and all other services that are normally provided by the accounting firm in connection with statutory and regulatory filings and engagements.

Pre-Approval Policies and Procedures
Our audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of our audit committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of our audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

Our audit committee has determined that the rendering of services other than audit services by CohnReznick prior to their dismissal in February 2018 and by MHM are compatible with maintaining the principal accountant’s independence.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” PROPOSAL 2.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD1
The principal purpose of the audit committee is to assist the board of directors in its oversight of Innovate’s accounting and financial reporting processes and audits of Innovate’s consolidated financial statements. Innovate’s audit committee is responsible for appointing, evaluating, retaining and, when necessary, terminating Innovate’s independent registered public accounting firm and approving the audit and non-audit services to be provided by the independent registered public accounting firm.
Management is responsible for Innovate’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Innovate’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) to obtain reasonable assurance that Innovate’s consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of such financial statements with accounting principles generally accepted in the United States.
In this context, the audit committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2018, with management and Mayer Hoffman McCann P.C. The audit committee has discussed with Mayer Hoffman McCann P.C. the matters required to be discussed by PCAOB Auditing Standard 1301, Communications with Audit Committees. The audit committee has also received the written disclosures and the letter from Mayer Hoffman McCann P.C. required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.
Based on its discussions with management and the independent registered public accounting firm, the audit committee has recommended to the board of directors that the audited financial statements be included in Innovate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
Submitted by the Audit Committee

Anthony E. Maida III, Chairman, Ph.D., M.A., M.B.A.
Lorin Johnson, Ph.D.
Saira Ramasastry, M.A., M. Phil.

1The information contained in the following report of Innovate’s audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Innovate under the Exchange Act or the Securities Act of 1933 unless and only to the extent that Innovate specifically incorporates it by reference.

EXECUTIVE OFFICERS OF THE COMPANY
Executive Compensation
The following table provides information regarding our named executive officers for the years ended December 31, 2018 and 2017.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Option Awards(2) ($)	Non-equity Incentive Plan Compensation(3) ($)	Other Compensation ($)	Total ($)
Sandeep Laumas, M.D.	2018	256,250	96,250	—	335,000	—	687,500
Executive Chairman(4)	2017	137,000	172,500	282,172	25,000	—	616,672

Christopher Prior, Ph.D.	2018	295,000	—	—	310,000	—	605,000
Chief Executive Officer (5)	2017	172,000	40,000	248,563	60,000	—	520,563

Jay P. Madan, M.S.	2018	273,333	99,750	—	315,000	—	688,083
President and Chief Business Officer	2017	170,000	160,000	269,245	30,000	—	629,245

June Almenoff, M.D., Ph.D., FACP	2018	235,455	—	627,681	—	320,000	1,183,136
Chief Operating Officer (6)	2017	—	—	—	—	—	—

David Clarke	2018	—	—	—	—	—	—
Chief Executive Officer (7)	2017	—	—	—	—	—	—

(1)
During March 2019, the Compensation Committee awarded cash bonuses to certain executives and senior employees for 2018 performance (the “2018 Bonus”). The 2018 Bonus was determined as a percentage of the executive’s annual base salary. During 2017, Dr. Laumas, Dr. Prior and Mr. Madan received discretionary bonuses from Private Innovate totaling $172,500, $40,000 and $160,000, respectively. See section entitled “Employment Agreements” below for further details of discretionary bonuses awarded.

(2)
The amounts in the “Option Awards” column reflect the aggregate Black-Scholes grant date fair value of stock options granted during the calendar year computed in accordance with the provisions of Accounting Standards Codification (ASC) 718, Compensation—Stock Compensation. The assumptions that were used to calculate the value of these awards are discussed in Notes 1 and 9 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on March 18, 2019. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options. The employment of June Almenoff was terminated in November 2018. As such, the grant date fair value of Dr. Almenoff’s stock options granted during the year does not include the fair value of options forfeited upon termination.

(3)
As described below under the heading “Employment Agreements,” pursuant to the terms of each executive officer’s employment agreement with Private Innovate, further amended upon completion of the Merger, bonus payments would be made if Private Innovate reached specific financial milestones prior to March 15, 2018. Amounts reflected for 2017 represent bonus payments awarded for achievement of milestone 1 related to 2017 performance. Amounts reflected for 2018 represent bonus payments awarded for achievement of milestones 2 and 3 related to 2018 performance.

(4)	Dr. Laumas was appointed as Chief Executive Officer effective February 19, 2019. Dr. Laumas will continue in his role as Executive Chairman, which he also served during 2017 and 2018.

(5)	Dr. Prior resigned as Chief Executive Officer effective February 19, 2019.

(6)
The employment of Dr. Almenoff was terminated in November 2018. The amount reflected under salary consists of annual salary pro-rated for her period of employment of $229,061 and accrued vacation pay-out of $6,394. Other compensation represents accrued severance of $320,000 which is being paid in equal installments over a 12-month period from the date of termination.

(7)	Mr. Clarke was Chief Executive Officer and Chairman of the Board of Monster prior to the Merger and is no longer an officer of Innovate upon completion of the Merger, effective January 29, 2018.
Narrative Disclosure to Summary Compensation Table
The primary elements of compensation for our named executive officers consisted of base salary, annual performance bonus, equity-based compensation awards and other compensation such as discretionary bonuses and milestone-based bonuses. Our named executive officers were also able to participate in employee benefit plans and programs that we offer to our other full-time employees on the same basis.
Base Salary
The base salary payable to our named executive officers was intended to provide a fixed component of compensation that reflected the executive’s skill set, experience, role and responsibilities.
Bonus
Although we did not have a written bonus plan, the board of directors had the authority, in its discretion, to award bonuses to its executive officers on a case-by-case basis. The 2018 awards were granted as a percentage of the executive’s base salaries to reward the executive officers for company and individual success in 2018. The 2017 awards included certain discretionary amounts in addition to amounts determined pursuant to their employment agreements, including amounts approved by the board in January 2018 and subsequently ratified by our Compensation Committee.
Equity Awards
We currently have two equity incentive plans, the 2015 Stock Incentive Plan and the 2012 Omnibus Incentive Plan, as amended. Prior to the Merger, we awarded stock options under the 2015 Stock Incentive Plan to our employees, including certain of the named executive officers. In conjunction with the Merger, we adopted the 2012 Omnibus Incentive Plan, as amended, and will no longer award options under the 2015 Stock Incentive Plan. For information about stock option awards granted to our named executive officers, see the “Outstanding Equity Awards at Year-end” table below. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention by incentivizing executives to continue employment during the vesting period.
Health, Welfare and Additional Benefits
Each of our named executive officers was eligible to participate in our employee benefit plans and programs, including medical, dental and vision benefits, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans.
2018 Outstanding Equity Awards at Year-End
The following table presents the outstanding equity awards held by our named executive officers as of December 31, 2018 and reflect the conversion and reverse stock split that occurred in connection with the Merger.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise price	Option Expiration date
Sandeep Laumas, M.D.	64,067	48,992	$2.08	3/20/2027
	49,935	49,934	$2.34	8/29/2027

Christopher Prior, Ph.D.	1,356,717	—	$0.30	11/1/2025
	678,358	—	$0.30	11/1/2025
	64,067	48,992	$2.08	3/20/2027
	37,687	37,686	$2.34	8/29/2027

Jay P. Madan, M.S.	64,067	48,992	$2.08	3/20/2027
	45,224	45,223	$2.34	8/29/2027

June Almenoff, M.D., Ph.D, FACP	174,605	—	$6.02	9/7/2028

David Clarke	—	—	—	—
Employment Agreements
Prior to the Merger, Private Innovate had entered into employment agreements with each of its named executive officers as described below. Each of the agreements described below relates to the information appearing in the tables in this “Executive Compensation” section.
Sandeep Laumas, M.D.
 Private Innovate entered into an executive employment agreement with Dr. Laumas in October 2015, which was subsequently amended in February 2016, March 2017 and August 2017.
Commencing January 1, 2017, $75,000 of Dr. Laumas’s annual base salary was subjected to deferral, with such deferral and salary accrual continuing until the Minimum Financial Milestone Event occurred, so long as the Minimum Financial Milestone Event occurred on or prior to March 15, 2018. If the Minimum Financial Milestone Event did not occur on or before March 15, 2018, Dr. Laumas agreed to forfeit such 2017 deferred salary for the period of January 1, 2017, through December 31, 2017. As the Minimum Milestone Event was achieved in April 2017, all deferred 2017 annual base salary was paid.
After the occurrence of the Minimum Milestone Event, Dr. Laumas’s annual base salary increased to $150,000 and was not subject to deferral. Upon the occurrence of the Second and Third Financial Milestone Event, which was achieved in conjunction with the Equity Issuance in January 2018, Dr. Laumas’s annual base salary was increased to $160,000 and $175,000, respectively. Upon the occurrence of the Fourth Financial Milestone Event, defined as the sale by Private Innovate of its equity securities in a bona fide equity financing or the sale of assets or entry into out-licensing and/or partnering agreements in which Private Innovate receives gross proceeds of no less than $45,000,000 (including proceeds from the Minimum Financial Milestone Event, the Second Milestone Financial Event and the Third Milestone Financial Event), Dr. Laumas’s annual base salary was to increase to $300,000.
The agreement also provided that Dr. Laumas would be eligible to receive a one-time lump sum cash bonus in the amount of $25,000 upon the occurrence of the Minimum Milestone Event, a one-time lump sum cash bonus in the amount of $110,000 upon the occurrence of the Second Financial Milestone Event, a one-time lump sum cash bonus in the amount of $175,000 upon the occurrence of the Third Milestone Event, and a one-time lump sum cash bonus in the amount of $175,000 upon the occurrence of the Fourth Milestone Event. The Minimum Milestone Event was achieved in April 2017 and paid in 2017. The Second and Third Milestone Events were achieved in January 2018 upon closing of the Equity Issuance. The bonus amounts associated with the Second and Third Milestone Events were included in Private Innovate’s accrued liabilities as of December 31, 2017 and paid in 2018.
If a Minimum Financial Milestone Event had not occurred by March 15, 2017, Dr. Laumas was eligible for a discretionary bonus of $75,000, awarded in Private Innovate’s discretion upon the achievement of certain corporate objectives on or before December 31, 2017. Dr. Laumas also received an additional discretionary bonus of $65,000. These discretionary bonuses were earned during 2017; however, the bonus of $65,000 was not paid until 2018. Dr. Laumas also earned a discretionary bonus of $32,500 during 2017 as compensation for his board of director services, which was paid in 2017.
During 2017 and 2018, Dr. Laumas was also eligible to receive periodic stock option awards at the discretion of the board.
Christopher P. Prior, Ph.D.
Private Innovate entered into an executive employment agreement with Dr. Prior in November 2015, which was subsequently amended in February 2016, twice in March 2017, and in August 2017.
Upon the occurrence of the Minimum Financial Milestone Event, Dr. Prior was entitled to an annual base salary of $240,000. Upon the occurrence of the Second and Third Financial Milestone Events, Dr. Prior’s annual base salary increased to $260,000 and $300,000, respectively. Effective with the consummation of the Equity Issuance in January 2018, the Second and Third Milestone Events were achieved. Upon the occurrence of the Fourth Financial Milestone Event, Dr. Prior’s annual base salary was to increase to $425,000.
The agreement also provided that Dr. Prior will be eligible to receive a one-time lump sum cash bonus in the amount of $60,000 upon the occurrence of the Minimum Financial Milestone Event, a one-time lump sum cash bonus in the amount of $125,000 upon the occurrence of the Second Financial Milestone Event, a one-time lump sum cash bonus in the amount of $175,000 upon the occurrence of the Third Milestone Event, and a one-time lump sum cash bonus in the amount of $175,000 upon the occurrence of the Fourth Milestone Event. The Minimum Milestone Event was achieved and paid in 2017, and the Second and Third Milestone Events were achieved effective with the consummation of the Equity Issuance in January 2018. The bonus amounts associated with the Second and Third Milestone Events were included in Private Innovate’s other accrued liabilities as of December 31, 2017 and paid in 2018.
Dr. Prior was eligible for a discretionary bonus of $40,000 awarded in Private Innovate’s discretion upon achievement of certain corporate objectives on or before December 31, 2017. This discretionary bonus was earned in 2017 and paid in 2018.
The agreement provided that following the completion of the Minimum Financial Milestone Event, Dr. Prior became eligible for an annual grant of restricted stock for each year of service subject to the completion of certain milestones and the approval of the Private Innovate Board. Such grants would vest with respect to 25% of the restricted stock on the one-year anniversary of the date of grant and thereafter with respect to 75% of the stock over the following three years. Upon a change of control, 100% of the unvested shares of restricted stock would vest.
During 2017 and 2018, Dr. Prior was also eligible to receive periodic stock option awards at the discretion of the board. See below for an amendment to Dr. Prior’s employment agreement following the Merger and further information regarding the resignation of Dr. Prior effective February 19, 2019.
Jay P. Madan, M.S.
Private Innovate entered into an executive employment agreement with Mr. Madan in October 2015, which was subsequently amended in February 2016, March 2017 and August 2017.
Commencing January 1, 2017, $90,000 of Mr. Madan’s annual base salary was subjected to deferral, with such deferral and salary accrual continuing until the Minimum Financial Milestone Event occurred. So long as the Minimum Financial Milestone Event did not occur on or before March 15, 2018, Mr. Madan agreed to forfeit such 2017 deferred salary for the period of January 1, 2017 through December 31, 2017. As the First Milestone Event was achieved in April 2017, all deferred 2017 annual base salary was paid.
After the occurrence of the First Milestone Event, Mr. Madan’s annual base salary increased to $180,000 and was not subject to deferral. Upon the occurrence of the Second and Third Financial Milestone Events, Mr. Madan’s annual base salary increased to $210,000 and $250,000, respectively. Effective with the consummation of the Equity Issuance in January 2018, the Second and Third Milestone Events were achieved. Upon the occurrence of the Fourth Financial Milestone Event, Mr. Madan’s annual base salary was to increase to $350,000.
The agreement also provided that Mr. Madan was eligible to receive a one-time lump sum cash bonus in the amount of $30,000 upon the occurrence of the Minimum Financial Milestone Event, a one-time lump sum cash bonus in the amount of $115,000 upon the occurrence of the Second Financial Milestone Event, a one-time lump sum cash bonus in the amount of $150,000 upon the occurrence of the Third Milestone Event, and a one-time lump sum cash bonus in the amount of $125,000 upon the occurrence of the Fourth Milestone Event. The Minimum Milestone Event was achieved and paid in 2017, and the Second and Third Milestone Events were achieved effective with the consummation of the Equity Issuance in January 2018. The bonus amounts associated with the Second and Third Milestone Events were included in other accrued liabilities as of December 31, 2017 and paid in 2018.
If a Minimum Financial Milestone Event had not occurred by March 15, 2017, Mr. Madan was eligible for a discretionary bonus of $90,000, awarded at Innovate’s discretion upon the achievement of certain corporate objectives on or before December 31, 2017. Mr. Madan also received an additional discretionary bonus of $50,000. These discretionary bonuses were earned in 2017; however, the discretionary bonus of $50,000 was paid in 2018. Mr. Madan also received a discretionary bonus of $20,000 during 2017 as compensation for his board of director services.
 During 2017 and 2018, Mr. Madan was also eligible to receive periodic stock option awards at the discretion of the board.
Amended and Restated Executive Employment Agreements with Drs. Laumas, Dr. Prior and Mr. Madan
On March 11, 2018, we entered into amended and restated executive employment agreements with Dr. Laumas, Dr. Prior and Mr. Madan (the “Executive Agreements”). Under the Executive Agreements, Dr. Laumas, Dr. Prior and Mr. Madan are entitled to receive annual base salaries of $275,000, $300,000 and $285,000, respectively, subject to periodic adjustment as we may determine. They are each generally eligible to participate in employee benefit and bonus programs established by the Company from time to time that may be applicable to our executives.
If we terminate any of the Executive Agreements other than “for cause,” or if Dr. Laumas, Dr. Prior or Mr. Madan terminates his respective agreement for “Good Reason,” the Executive Agreements provide that such executive will receive 12 months of his then-current base salary and up to 12 months of continuation of health insurance benefits, provided that such executive executes and does not revoke a release and settlement agreement in a form satisfactory to us.
On February 18, 2019, Dr. Prior resigned as Chief Executive Officer and as a director, effective February 19, 2019. In connection with Dr. Prior’s resignation, we entered into a Separation and Release Agreement with Dr. Prior pursuant to which Dr. Prior will be entitled to the severance payments set forth in his amended and restated employment agreement, dated March 11, 2018, including an amount equal to 12 months of his current base salary and certain health care reimbursement benefits, and, additionally, continued vesting of his outstanding time-based equity awards for the 12-month period following the separation. On February 19, 2019, we also entered into a Consulting Agreement with Dr. Prior pursuant to which he will provide advisory services as requested by us for a 12-month term at a rate of $350 per hour.
On February 18, 2019, the Board appointed our current Executive Chairman, Dr. Laumas, to the additional position of Chief Executive Officer, effective upon the resignation of Dr. Prior. Dr. Laumas will not be entitled to any additional compensation as a result of his appointment as Chief Executive Officer. In connection with this appointment, we entered into an amendment to the Amended and Restated Executive Employment Agreement, dated March 11, 2018, by and between us and Dr. Laumas to provide that any subsequent cessation of Dr. Laumas’s status as Chief Executive Officer will not constitute “Good Reason” under Dr. Laumas’s Employment Agreement.

2018 Director Compensation
The following table provides compensation information regarding our non-employee directors for the year ended December 31, 2018.

Name	Fees Earned or Paid in Cash (1) ($)	Option Awards (2) ($)	Total ($)
Lorin K. Johnson, Ph.D.	64,691	37,478	102,169
Roy Proujansky, M.D.	36,966	244,364	281,330
Anthony E. Maida III, Ph.D., M.A., M.B.A.	73,933	37,478	111,411
Saira Ramasastry, M.S., M. Phil.	38,306	245,895	284,201
Anna Kazanchyan, M.D. (3)	29,691	—	29,691

(1)	Fees earned or paid in cash reflect the pro-rated non-employee director compensation earned during the period each board member served subsequent to the Merger.

(2)
The amounts in the “Option Awards” column reflect the aggregate Black-Scholes grant date fair value of stock options granted during the calendar year computed in accordance with the provisions of ASC 718, Compensation—Stock Compensation. The assumptions that were used to calculate the value of these awards are discussed in Notes 1 and 9 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on March 18, 2019. These amounts do not reflect the actual economic value that will be realized by the directors upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.

(3)	Dr. Kazanchyan resigned from the board of directors in June 2018. Fees earned or paid in cash represent the pro rata board compensation Dr. Kazanchyan received during her period of service.

The table below shows the aggregate number of option awards held as of December 31, 2018 by each of our current non-employee directors who was serving as of that date.

Name	Options Outstanding as of December 31, 2018
Lorin K. Johnson, Ph.D.	326,492
Roy Proujansky, M.D.	75,000
Anthony E. Maida III, Ph.D., M.A., M.B.A.	138,059
Saira Ramasastry, M.S., M. Phil.	75,000

Non-Employee Director Compensation Policy

On September 21, 2018, we adopted a policy with respect to compensation of our non-employee directors, the Non-Employee Director Compensation Policy. Each non-employee director is eligible to receive annual cash and equity compensation for his or her service without further action by the board, subject to continued service on our board. Our non-employee directors receive the following annual retainers:

Position	Retainer
Board member	$40,000
Chairman of the Board	35,000
Audit Committee Chair	25,000
Audit Committee member	7,500
Compensation Committee Chair	15,000
Compensation Committee member	7,500
Nominating and Corporate Governance Chair	15,000
Nominating and Corporate Governance member	7,500

In addition, each non-employee director who serves on the Board as of the date of any annual meeting of our stockholders (the “Annual Meeting”) will automatically be granted on the date of such Annual Meeting, options to purchase 25,000 shares of our common stock. The annual equity awards will vest monthly over a period of three years, subject to continued service on our Board. Except as otherwise determined by the Board, each non-employee director who is initially elected or appointed to the Board on any date other than the date of the Annual Meeting will automatically be granted options to purchase 50,000 shares of our common stock. 10% of the underlying shares will vest immediately on the date of grant, with the remainder of shares vesting over 36 equal monthly installments.

Directors may be reimbursed for travel, food, lodging and other expenses directly related to their service as directors. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our certificate of incorporation and by-laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and the related notes present information on the beneficial ownership of shares of our capital stock as of March 31, 2019, (except where otherwise indicated) by:

•	each of our directors;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person, or group of affiliated persons, who are known by us to beneficially own more than 5% of the outstanding shares of our capital stock on an as converted basis.
Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of March 31, 2019, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.
Except as indicated in the footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each stockholder listed is: c/o Innovate Biopharmaceuticals, Inc., 8480 Honeycutt Road, Suite 120, Raleigh, NC 27615.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Outstanding(1)
Principal Stockholders:
BrynMawr Technology Holdings (2)	1,885,440	6.1%
Moonstar Family Group (3)	2,688,217	8.7%
The Sea Island Partnership (4)	2,892,298	9.3%
Triangle Healthcare Partners (5)	1,720,453	5.5%
UKR Partners LLC (6)	1,579,559	5.1%
Directors and Named Executive Officers:
Christopher Prior, Ph.D. (7)	2,159,749	6.5%
Jay P. Madan, M.S. (8)	1,151,913	3.7%
Sandeep Laumas, M.D. (9)	899,008	2.9%
June Almenoff, M.D., Ph.D., FACP (10)	181,760	*
Lorin K. Johnson, Ph.D. (11)	263,509	*
Anthony E. Maida III, Ph.D., M.A., M.B.A. (12)	75,076	*
Roy Proujansky, M.D. (13)	28,622	*
Saira Ramasastry, M.S., M. Phil. (14)	22,222	*
David H. Clarke (15)	507,173	1.6%
All directors and executive officers as a group (6 persons) (16)	2,440,350	7.9%

* Represents beneficial ownership of less than 1% of the shares of common stock outstanding

(1)	The percentage of beneficial ownership is based on 31,065,602 shares of common stock outstanding as of March 31, 2019.

(2)	Consists of 1,885,440 shares of common stock held by BrynMawr Technology Holdings. The manager of BrynMawr Technology Holdings is Mark Costley.

(3)	Consists of 2,688,217 shares of common stock held by Moonstar Family Group. The managing member of Moonstar Family Group is Chris Durant.

(4)	Consists of 2,892,298 shares of common stock held by The Sea Island Partnership. The manager of The Sea Island Partnership is Michael Huter.

(5)	Consists of 1,720,453 shares of common stock held by Triangle Healthcare Partners. The managing member of Triangle Healthcare Partners is Cory Howes.

(6)
Consists of (i)1,461,898 shares of common stock held by UKR Partners LLC and (ii) 117,661 warrants to purchase common stock that are exercisable within 60 days. The manager of UKR Partners LLC is Thomas Gombar.

(7)	Consists of (i) 7,009 shares of common stock held by Dr. Prior and (ii) options to purchase 2,152,740 shares of common stock that are exercisable within 60 days of March 31, 2019.

(8)
Consists of (i) 79,131 shares of common stock held by Mr. Madan, (ii) 129,593 shares of common stock held by Madan Global, Inc., (iii) 122,104 shares of common stock held by OM Healthcare Partners LLC, (iv) 122,104 shares of common stock held by OM Healthcare Partners II LLC, (v) 122,104 shares of common stock held by OM Healthcare Partners III LLC, (vi) 450,000 shares of common stock held by MGI Holdings II LLC and (vii) options to purchase 126,877 shares of common stock held by Mr. Madan that are exercisable within 60 days of March 31, 2019. Mr. Madan is affiliated with Madan Global, Inc., MGI Holdings II LLC and with each of the named OM Healthcare Partners companies, and has voting and investment power over these shares. Mr. Madan disclaims beneficial ownership of the shares of Madan Global, Inc., MGI Holdings II LLC and the OM Healthcare Partners companies except to the extent of his pecuniary interest therein.

(9)
Consists of (i) 8,000 shares of common stock held by Dr. Laumas, (ii) 758,373 shares held by Bearing Circle Capital LLC and (iii) options to purchase 132,635 shares of common stock held by Dr. Laumas that are exercisable within 60 days of March 31, 2019. Dr. Laumas is affiliated with Bearing Circle Capital and has voting and investment power over the shares held by Bearing Circle Capital. Dr. Laumas disclaims beneficial ownership of the shares held by Bearing Circle Capital LLC except to the extent of his pecuniary interest therein.

(10)
Consists of (i) 7,175 shares of common stock held by Meadowlark Management LLC and (ii) options to purchase 174,585 shares of common stock held directly by Dr. Almenoff. Dr. Almenoff is affiliated with Meadowlark Management LLC and has voting and investment power over the shares held by Meadowlark Management LLC. Dr. Almenoff disclaims beneficial ownership of the shares held by Meadowlark Management LLC except to the extent of her pecuniary interest therein.

(11)	Consists of options to purchase 263,509 shares of common stock held by Dr. Johnson that are exercisable within 60 days of March 31, 2019.

(12)	Consists of options to purchase 75,076 shares of common stock held by Dr. Maida that are exercisable within 60 days of March 31, 2019.

(13)	Consists of options to purchase 28,622 shares of common stock held by Dr. Proujansky that are exercisable within 60 days of March 31, 2019.

(14)	Consists of options to purchase 22,222 shares of common stock held by Ms. Ramasastry that are exercisable within 60 days of March 31, 2019.

(15)
Based solely on information provided on behalf of Mr. Clarke consisting of (i) 47,399 shares of common stock held directly by Mr. Clarke, (ii) 7,142 shares of common stock held by Leslie Clarke, Mr. Clarke’s wife, (iii) 1,616 shares of common stock held by David H. Clarke IRA, with Mr. Clarke as beneficiary (iv) 352,438 shares of common stock held by GSB Holdings, Inc., an entity which may be deemed controlled by Mr. Clarke but which is owned by Leslie Clarke and the children of Mr. Clarke, (v) 9,357 shares of common stock held by Bounty Hunter LLC, an entity which may be deemed controlled by Mr. Clarke but which is owned by the grandchildren of Mr. Clarke and (vi) warrants to purchase 89,221 shares of common stock held by GSB Holdings, Inc. that are exercisable within 60 days of March 31, 2019. Mr. Clarke may be deemed the indirect beneficial owner of these securities since he has shared sale, voting and investment control over the securities with his wife.

(16)	Includes 2,440,350 shares owned or issuable upon the exercise of options held by the Company’s current directors and executive officers that are exercisable within 60 days of March 31, 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Person Transaction Policy and Procedures
Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, in which the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. Notwithstanding anything therein to the contrary, the policy is to be interpreted only in such a manner as to comply with Item 404 of Regulation S-K.
The Board of Directors of Monster had also adopted a policy that its executive officers, directors, nominees for election as a director, beneficial owners of more than five percent of any class of its common stock and any members of the immediate family of any of the foregoing persons were not permitted to enter into a related person transaction with the Company without the prior consent of its Audit Committee. Any request for Monster to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than five percent of any class of the Company’s voting securities or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have had a direct or indirect interest, must have first been presented to the Company’s Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, the Audit Committee was to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. We refer to this as the “Monster Related Person Transaction Policy.”
Certain Related Person Transactions
Described below are transactions occurring since January 1, 2017, and any currently proposed transactions to which we were a participant and in which:

•	The amounts involved exceeded or will exceed one percent of the average of our total assets at year-end for the last two completed fiscal years; and

•
Any director, executive officer, beneficial owner of more than five percent of our outstanding capital stock, or any member of such person’s immediate family that had or will have a direct or indirect material interest, other than compensation, termination and change of control arrangements that are described under the section titled “Executive Compensation.”

Unless otherwise noted below, each of these transactions was approved pursuant to the Monster Related Person Transaction Policy.

Loans:
On June 7, 2017, GSB Holdings, Inc., a family owned company of David Clarke, the then CEO and Chairman of the Board of Monster, loaned Monster $100,000 in the form of a promissory note and issued 10,204 three-year warrants at an exercise price of $20.00 in lieu of interest. On June 23, 2017, Monster issued 17,241 shares of common stock at $5.80 per share in exchange for the promissory note. The issuance price was $0.50 greater than the closing price of our common stock on the issuance date.

Restricted Shares:
In March 2017, Monster issued 7,000 shares of restricted common stock to David Clarke, the then Chairman of the Board, at a purchase price of $15.00 per share pursuant to a Private Placement Memorandum. Monster issued 10,000 shares of restricted common stock to the then Chairman of the Board in November 2017, and 2,500 shares of restricted stock in January 2018.
In November 2017, Monster issued 185,042 shares of restricted common stock to Strategic Planning Assets, LTD, a Hong Kong company, at a purchase price of $6.50 pursuant to a stock purchase agreement dated September 12, 2017. The purchase agreement called for the invested funds to be used to settle a debt owed by Monster below the amount recorded in its financial records. The number of shares to be issued was calculated using the full amount of the debt and at a share price equal to the average closing price of our common stock during the ten-day period prior to the stockholder approval of the transaction as voted on November 9, 2017.
Unless otherwise noted below, each of these transactions was approved pursuant to our Related Person Transaction Policy.

Consulting Agreements:
In connection with the departure of Chris Prior, former Chief Executive Officer of Innovate, we entered into a consulting agreement with Dr. Prior, pursuant to which he will provide advisory services as requested by us for a 12-month term at a rate of $350 per hour. To date, we have not incurred any consulting fees with Dr. Prior under this agreement.
Equity Financing:
In March 2019, we issued an aggregate of 4,181,068 shares of common stock at a price of $2.33 per share. In a concurrent private placement, we issued warrants to purchase 6,689,702 shares of common stock, of which 4,181,068 are exercisable immediately.
Of the shares and warrants issued in March 2019, 50,000 shares of common stock and warrants to purchase 80,000 shares of common stock were issued to GSB Holdings, Inc., a family-owned company of David Clarke, who served as principal executive officer during a portion of the year ended December 31, 2018. The aggregate purchase price of the common stock shares issued to GSB Holdings, Inc. was $116,500. In addition, warrants to purchase 50,000 shares of common stock are exercisable immediately, have an expiration date of March 18, 2020 and have an exercise price of $4.00. Warrants to purchase 30,000 shares of common stock will be exercisable on the six-month anniversary of March 18, 2019, have an expiration date of March 18, 2024 and have an exercise price of $2.56.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.
To our knowledge, based solely on review of the forms furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2018, we believe that all Section 16(a) filing requirements applicable to the executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with in 2018, except that Jonathan Clark had one late Form 4 filing in 2018, resulting in the failure to timely report one transaction; David Clarke had one late Form 4 filing in 2018, resulting in the failure to timely report 11 transactions from 2016-2018; David Olert had one late Form 4 filing in 2018, resulting in the failure to timely report one transaction; Sea Island Partnership had one late Form 3 filing in 2018; and Moonstar Family Partnership LLC had one late Form 3 filing in 2018.
Stockholder Proposals
Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement for consideration at our next Annual Meeting of stockholders. To be eligible for inclusion in the 2020 proxy statement, your proposal must be received by us no later than February 2, 2020 and must otherwise comply with Rule 14a-8. While our board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.
Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2020 Annual Meeting of Stockholders that will not be included in our proxy statement, you must notify us in writing, and such notice must be received by us no earlier than February 2, 2020 and no later than March 3, 2020. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. You may write to our Corporate Secretary at Innovate Biopharmaceuticals, Inc., Attn: Corporate Secretary, 8480 Honeycutt Road, Suite 120, Raleigh, NC 27615, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are Innovate stockholders will be householding Innovate’s proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, please notify your broker or Innovate. Direct your written request to our Corporate Secretary at Innovate Biopharmaceuticals, Inc. Attn: Corporate Secretary, 8480 Honeycutt Road, Suite 120, Raleigh, NC 27615, or contact her at (919) 500-0658. Stockholders who currently receive multiple copies of the proxy materials at their addresses and would like to request householding of their communications should contact their brokers.
Annual Report
A copy of Innovate Biopharmaceuticals, Inc.’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 18, 2019, is available on our website, www.innovatebiopharma.com. A printed copy is also available without charge upon written request to Innovate Biopharmaceuticals, Inc., Attn: Corporate Secretary, 8480 Honeycutt Road, Suite 120, Raleigh, NC 27615.

Requests for Directions to the Annual Meeting of Stockholders
The 2019 Annual Meeting of Stockholders will be held on Friday, May 31, 2019, at 11:00 a.m. Eastern Time at 150 Fayetteville Street, Suite 2300, Raleigh, NC 27601. Requests for directions to the meeting location may be directed to Innovate Biopharmaceuticals, Inc., Attn: Corporate Secretary, 8480 Honeycutt Road, Suite 120, Raleigh, NC 27615.

**INNOVATE BIOPHARMACEUTICALS, INC.**

2019 Annual Meeting of Stockholders

May 31, 2019 – 11:00 a.m. Eastern Time

**This proxy is solicited by the Board of Directors**

The stockholder(s) hereby appoint(s) Sandeep Laumas and Jay Madan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of Innovate Biopharmaceuticals, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on May 31, 2019, at 11:00 a.m. Eastern Time at 150 Fayetteville Street, Suite 2300, Raleigh, NC 27601, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**(Continued and to be marked, dated and signed on reverse side.)**

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

**NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:**

**The 2018 Annual Report and 2019 Proxy Statement are available at**

**http://www.viewproxy.com/innovatebiopharma/2019**

**The Board of Directors recommends a vote "FOR" each director nominee listed in Proposal 1 and "FOR" Proposal 2.**

| Nominee | FOR | WITHHOLD |
|---|---|---|
| 01 Lorin K. Johnson, Ph.D. | ☐ | ☐ |
| 02 Roy Proujansky, M.D. | ☐ | ☐ |

☐ **FOR ALL EXCEPT**

**INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.**

________________________________________

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

Note: The proxies may also vote on or transact such other business as may be properly brought before the Annual Meeting or adjournment or postponement thereof.

Please indicate if you plan to attend this meeting ☐

Date: ________________________________

________________________________

Signature

________________________________

Signature (if held jointly)

Note: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. If signing as a fiduciary or attorney, please give your exact title.

**CONTROL NUMBER**

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

**SCAN TO**
**VIEW MATERIALS & VOTE**

**CONTROL NUMBER**

## PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

### INTERNET

**Vote Your Proxy on the Internet:**

**Go to www.AALVote.com/INNT**

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

### TELEPHONE

**Vote Your Proxy by Phone:**

**Call 1 (866) 804-9616**

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

### MAIL

**Vote Your Proxy by Mail:**

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.